NEWS FOR IMMEDIATE RELEASE                                                                        EXHIBIT 99.1
April 23, 2007

CONTACT: Chadwick J. Byrd
(509)	568 - 7800

Ambassadors Group Reports $0.25 Loss per Share for the First Quarter of 2007

Spokane, WA - April 23, 2007

Ambassadors Group, Inc. (NASDAQ:EPAX), (“Company”) a leading provider of educational travel experiences, announced today a $0.25 loss per share for the quarter ended March 31, 2007, compared to a $0.17 loss per share for the first quarter of 2006.

Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc., stated, “We are pleased to report our first quarter results for 2007. As planned, we are reporting a loss for the quarter of $0.25 per share, as we prepare for our two most significant revenue quarters, the second and third quarters. In the first quarter of 2007, we traveled approximately 3,000 delegates, compared to 1,950 in the first quarter of 2006.

“We also continued to deploy capital back to our shareholders. This quarter, we deployed $35.6 million to repurchase 1.3 million shares of our stock. Virtually all of our first quarter stock repurchases were executed at a negotiated price of $27.46 per share. At the same time, our first quarter operating results include increased marketing and development spending as we prepare for and invest in 2008 programs.

“At this point in the year, we are working to retain those delegates that have already enrolled in 2007 programs, complete preparations for future program delivery and ensure that our programs continue to be operated in a high quality manner. Thank you for your continued support.”

Quarter Ended March 31, 2007

During the first quarter of 2007, we traveled approximately 3,000 delegates compared to approximately 1,950 delegates in the first quarter of 2006. Gross program receipts increased 45 percent quarter over quarter, to $7.8 million from $5.4 million in the comparable quarter of 2006. Gross margin increased to $3.4 million in the first quarter of 2007 from $2.5 million in the comparable 2006 quarter. Gross margin as a percent of gross program receipts for the first quarter of 2007 was 44 percent compared to 46 percent in the first quarter of 2006.

Operating expenses were $12.0 million in the first quarter of 2007 compared to $8.5 million in the first quarter of 2006. The $3.5 million increase in operating expenses was primarily due to expenses supporting a greater number of delegates traveling, as well as increased marketing expenses for 2007 and 2008 campaigns. Our operating loss was $8.5 million for the first quarter of 2007, compared to $6.0 million for the first quarter of 2006.

We realized other income of $1.1 million in the first quarter of 2007, compared to $1.0 million in the first quarter of 2006. Other income consists primarily of interest income generated by cash, cash equivalents and available-for-sale securities.

Balance Sheet and Cash Flow

Total assets increased 4 percent to $184.0 million at March 31, 2007 from $176.1 million at March 31, 2006. Cash, cash equivalents and available-for-sale securities were $135.0 million, 73 percent of total assets, at March 31, 2007. Participant deposits increased 23 percent to $128.3 million, while our deployable cash (see definition on page 4 below) decreased $33.5 million from $52.4 million to $18.9 million. The decrease is primarily due to $35.6 million of stock repurchases during the quarter.

Cash provided by operations during the first quarter of 2007 increased $5.0 million to $42.4 million, in comparison to $37.3 million for the first quarter of 2006. This increase resulted primarily from the net effect of $10.8 million of increased participant funds received, less $6.4 million increased deposits for future programs paid during the first quarter of 2007 in comparison to the first quarter of 2006. Cash used in investing activities decreased $11.2 million in the corresponding periods primarily due to the net purchase of available for sale securities during the two comparable quarters and purchases toward the Company’s new headquarters during the first quarter of 2007.

Cash used in financing activities increased to $36.8 million from $3.0 million, primarily as a result of stock repurchases. During the first quarter of 2007, the Company deployed $35.6 million for the repurchase of common stock including the repurchase of 1.2 million shares held by Invemed Catalyst Fund, L.P. In addition, dividends paid to shareowners during the comparable quarters were $2.2 million and $1.8 million in 2007 and 2006, respectively.

The following table summarizes our statements of operations for the quarters ended March 31, 2007 and 2006 (in thousands, except per share amounts).

	UNAUDITED
	Quarter ended March 31,
	2007	2006
Gross program receipts	$7,817	$5,407

Gross margin	$3,437	$2,505

Operating expenses:
Selling and marketing	9,238	6,515
General and administrative	2,747	2,013
Total operating expenses	11,985	8,528

Operating loss	(8,548)	(6,023)
Other income, net	1,110	955
Loss before income tax benefit	(7,438)	(5,068)
Income tax benefit	2,454	1,620
Net loss	$(4,984)	$(3,448)

Loss per share - basic and diluted	$(0.25)	$(0.17)

Weighted average shares outstanding - basic and diluted	19,624	20,534

Gross program receipts reflect total payments received by us for directly delivered and non-directly delivered programs. Gross program receipts less program pass-through expenses for non-directly delivered programs and cost of sales for directly delivered programs constitute our gross margin.

We have a single operating segment consisting of the educational travel and sports programs for students, athletes and professionals. These programs have similar economic characteristics and offer comparable products to participants, as well as utilize similar processes for the program marketing.

The following summarizes our balance sheets as of March 31, 2007 and 2006, and December 31, 2006 (in thousands):

	UNAUDITED
	March 31,		December 31,
	2007	2006	2006
Assets
Cash and cash equivalents	$33,863	$41,523	$36,784
Available-for-sale securities	101,131	109,063	96,350
Foreign currency exchange contracts	2,943	—	2,571
Prepaid program costs and expenses	23,781	15,178	3,786
Other current assets	3,464	2,769	675
Total current assets	165,182	168,533	140,166
Property and equipment, net	17,129	6,857	12,267
Deferred income tax	1,472	558	1,328
Other assets	174	167	192
Total assets	$183,957	$176,115	$153,953

Liabilities and Stockholders’ Equity
Accounts payable and accruals	$10,023	$6,323	$6,863
Foreign currency exchange contracts	—	1,745	—
Other liabilities	1,316	2,559	1,268
Participants’ deposits	128,309	104,289	60,651
Deferred tax liability	877	—	737
Current portion of long-term capital lease	191	183	191
Total current liabilities	140,716	115,099	69,710
Capital lease, long term	143	340	196
Total liabilities	140,859	115,439	69,906
Stockholders’ equity	43,098	60,676	84,047
Total liabilities and stockholders’ equity	$183,957	$176,115	$153,953

The following summarizes our statements of cash flows for the quarters ended March 31, 2007 and 2006 (in thousands):
	UNAUDITED
	Quarter ended March 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(4,984)	$(3,448)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	377	358
Stock-based compensation	480	565
Excess tax benefit from stock based compensation	(614)	—
Change in assets and liabilities:
Other current assets	(2,785)	(1,827)
Prepaid program costs and expenses	(19,995)	(13,582)
Accounts payable and accrued expenses	2,234	(1,543)
Participants’ deposits	67,658	56,826
Net cash provided by operating activities	42,371	37,349
Cash flows from investing activities:
Net change in available-for-sale securities and other	(4,753)	(19,435)
Purchase of property and equipment and other	(3,777)	(268)
Net cash used in investing activities	(8,530)	(19,703)
Cash flows from financing activities:
Dividend payment to shareholders	(2,228)	(1,758)
Repurchase of common stock	(35,621)	(1,471)
Proceeds from exercise of stock options	526	234
Excess tax benefit from stock based compensation	614	-
Capital lease payments and other	(53)	(44)
Net cash used in financing activities	(36,762)	(3,039)
Net (decrease) increase in cash and cash equivalents	(2,921)	14,607
Cash and cash equivalents, beginning of period	36,784	26,916
Cash and cash equivalents, end of period	$33,863	$41,523

Deployable cash is a non-GAAP liquidity measure. Deployable cash is calculated as the sum of cash and cash equivalents, available for sale securities, and prepaid program costs and expenses less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes and foreign exchange currency contracts), participant deposits and the current portion of long-term capital lease. We believe this non-GAAP measure is useful to investors in understanding the cash available to deploy for future business opportunities. The following summarizes our deployable cash as of March 31, 2007 and 2006, and December 31, 2006 (in thousands):

	UNAUDITED
	March 31,		December, 31
	2007	2006	2006
Cash, cash equivalents and available-for-sale securities	$134,994	$150,586	$133,134
Prepaid program cost and expenses	23,781	15,178	3,786
Less: Participants’ deposits	(128,309)	(104,289)	(60,651)
Less: Accounts payable / accruals / other liabilities	(11,530)	(9,065)	(8,322)
Deployable cash	$18,936	$52,410	$67,947

Quarterly Conference Call and Webcast

Ambassadors Group, Inc. will host a conference call to discuss first quarter 2007 results of operations on Tuesday, April 24, 2007 at 8:30 a.m. Pacific Time. Interested parties may join the call by dialing (866) 800-8652 then entering the passcode "Ambassadors Group". For international calls, dial (617) 614-2705. The conference call may also be joined via the Internet at www.AmbassadorsGroup.com/EPAX. For replay access, parties may dial (888) 286-8010 with the pass code 80669237 and follow the prompts, or visit the www.AmbassadorsGroup.com/EPAX website. Replay access will be available beginning April 24, 2007 at 10:30 a.m. Pacific Time through May 1, 2007. Post-view web cast access will be available following the conference call through June 24, 2007.

Business Overview

Ambassadors Group, Inc. is a leading educational travel organization that organizes and promotes international and domestic programs for students, athletes, and professionals. These programs provide the opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. Professional programs emphasize meetings and seminars between participants and persons in similar professions abroad. The Company is headquartered in Spokane, Washington with associates also in Washington, D.C. In this press release, “Company,” “we,” “us,” and “our” refer to Ambassadors Group, Inc.

Forward-Looking Statements

This press release contains forward-looking statements regarding our actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to the conflict in the Middle East and international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in our expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10K filed March 9, 2007 and proxy filed April 2, 2007.